Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Thousands of Dollars)	As of March 31, 2020	As of December 31, 2019
ASSETS
Current Assets:
Cash	$47,425	$15,432
Receivables, Net (net of allowance for uncollectible accounts of $262,078 and $224,821 as of March 31, 2020 and December 31, 2019, respectively)	1,018,941	989,383
Unbilled Revenues	155,224	181,006
Fuel, Materials, Supplies and REC Inventory	286,498	235,471
Regulatory Assets	785,125	651,112
Prepayments and Other Current Assets	269,457	342,135
Total Current Assets	2,562,670	2,414,539
Property, Plant and Equipment, Net	28,041,356	27,585,470
Deferred Debits and Other Assets:
Regulatory Assets	4,778,321	4,863,639
Goodwill	4,427,266	4,427,266
Investments in Unconsolidated Affiliates	876,328	871,633
Marketable Securities	418,715	449,130
Other Long-Term Assets	544,330	512,238
Total Deferred Debits and Other Assets	11,044,960	11,123,906
Total Assets	$41,648,986	$41,123,915

LIABILITIES AND CAPITALIZATION
Current Liabilities:
Notes Payable	$661,420	$889,084
Long-Term Debt – Current Portion	532,440	327,411
Rate Reduction Bonds – Current Portion	43,210	43,210
Accounts Payable	914,333	1,147,872
Renewable Portfolio Standards Compliance Obligations	192,660	160,149
Regulatory Liabilities	439,859	361,152
Other Current Liabilities	611,706	676,685
Total Current Liabilities	3,395,628	3,605,563
Deferred Credits and Other Liabilities:
Accumulated Deferred Income Taxes	3,816,988	3,755,777
Regulatory Liabilities	3,668,158	3,658,042
Derivative Liabilities	342,990	338,710
Asset Retirement Obligations	489,519	488,511
Accrued Pension, SERP and PBOP	1,331,884	1,370,245
Other Long-Term Liabilities	821,195	810,553
Total Deferred Credits and Other Liabilities	10,470,734	10,421,838
Long-Term Debt	13,898,581	13,770,828
Rate Reduction Bonds	518,517	540,122
Noncontrolling Interest – Preferred Stock of Subsidiaries	155,570	155,570
Common Shareholders' Equity:
Common Shares	1,759,092	1,729,292
Capital Surplus, Paid In	7,479,689	7,087,768
Retained Earnings	4,322,825	4,177,048
Accumulated Other Comprehensive Loss	(63,111)	(65,059)
Treasury Stock	(288,539)	(299,055)
Common Shareholders' Equity	13,209,956	12,629,994
Total Liabilities and Capitalization	$41,648,986	$41,123,915

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2020	2019
Operating Revenues	$2,373,726	$2,415,792

Operating Expenses:
Purchased Power, Fuel and Transmission	876,570	974,882
Operations and Maintenance	342,062	335,597
Depreciation	236,211	214,948
Amortization	49,776	70,961
Energy Efficiency Programs	148,393	140,116
Taxes Other Than Income Taxes	181,594	184,588
Total Operating Expenses	1,834,606	1,921,092
Operating Income	539,120	494,700
Interest Expense	134,715	131,734
Other Income, Net	24,104	30,985
Income Before Income Tax Expense	428,509	393,951
Income Tax Expense	91,876	83,393
Net Income	336,633	310,558
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$334,753	$308,678

Basic and Diluted Earnings Per Common Share	$1.01	$0.97

Weighted Average Common Shares Outstanding:
Basic	331,102,237	317,624,593
Diluted	332,937,153	318,316,082

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.